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                                                               Exhibit 99 (a)(4)

Merrill Lynch & Co.
World Financial Center
South Tower
New York, NY 10281

                           OFFER TO PURCHASE FOR CASH
                     UP TO 5,000,000 SHARES OF COMMON STOCK
                                       OF

                         CAPSTEAD MORTGAGE CORPORATION
                                       AT
                              $8.00 NET PER SHARE
                                       BY

                                FORTRESS CAP LLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                    May 12, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Fortress Cap LLC, a Delaware limited liability company (the "Purchaser") to act as Dealer Manager in connection with the Purchaser's offer to purchase up to 5,000,000 shares of common stock, par value $0.01 per share, of Capstead Mortgage Corporation, a Maryland corporation ("Capstead") at a purchase price of $8.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 12, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The number of shares to be purchased and the Offer Price reflect the 1-for-2 reverse split of Capstead's common stock, which took effect at the close of business on May 8, 2000.

     Holders of shares whose certificates for such shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Norwest Bank Minnesota, N.A. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their shares according to the guaranteed delivery procedures set forth in Section 4 of the Offer to Purchase.

     The Offer is not conditional upon any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. SEE
SECTION 15 OF THE OFFER TO PURCHASE.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

     1. Offer to Purchase dated May 12, 2000;

     2. Letter of Transmittal for your use in accepting the Offer and tendering shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender shares);

     3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;
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     4. Additional Instructions to the Letter of Transmittal relating to the
1-for-2 reverse split of Capstead's common stock;

     5. A printed form of letter that may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     The Offer is being made in part to satisfy an obligation under the Supplemental Agreement dated December 9, 1999, between an affiliate of the Purchaser and Capstead to acquire at least 2,500,000 shares of common stock of Capstead through, at the Purchaser's option, open market purchases, conversion of a portion of its shares of Series C or Series D preferred stock, or any combination thereof and because the Purchaser believes the shares are attractive investment at the purchase price. On May 9, 2000, the disinterested members of the board of directors of Capstead approved the making of the Offer as a mechanism by which the Purchaser could satisfy in full its obligation under the Supplemental Agreement, as well as approving the purchase by the Purchaser of up to an additional 2,500,000 shares of common stock.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered shares should be delivered to the Depositary, or such shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

     The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                       Very truly yours,

                                       Merrill Lynch & Co.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF FORTRESS REGISTERED INVESTMENT TRUST, THE PURCHASER, CAPSTEAD, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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